UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005

Plato Learning, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-20842	36-3660532

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10801 Nesbitt Avenue South
Bloomington, Minnesota		55437

(Address of Principal Executive Offices)		(Zip Code)

(952) 832-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

     On March 15, 2005, PLATO Learning, Inc. (the “Company”) and John Murray, the former Chairman, President and Chief Executive Officer and a director of the Company, entered into a separation agreement and release in connection with the termination of Mr. Murray’s employment with the Company, which was effective on January 31, 2005. The separation agreement provides for the Company to (a) continue to pay Mr. Murray his current base salary of $350,000 per year from February 1, 2005 through December 31, 2007, and (b) pay Mr. Murray a lump sum of $1,000,000 following termination of applicable rescission periods related to the release. In addition, certain options previously granted to Mr. Murray accelerated in full and are exercisable through April 29, 2005. The lump sum payment of $1,000,000 is being made in lieu of a grant of options to purchase 260,000 shares of common stock, as provided in the employment agreement, dated January 1, 2001, between the Company and Mr. Murray. The terms of the severance agreement are consistent in all other material respects with the severance provisions of the employment agreement. The employment agreement terminated effective January 31, 2005, except for Mr. Murray’s continuing obligations related to confidentiality, non-competition and non-solicitation. Mr. Murray’s right to receive these benefits is subject to his complying with his continuing obligations under the employment agreement. The separation agreement also included a mutual release of all claims.

Item 9.01 Financial Statements and Exhibits.

     (a)   Financial Statements of Businesses Acquired.

     Not Applicable

     (b)   Pro Forma Financial Information.

     Not Applicable

     (c)   Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated March 15, 2005, between the Company and John Murray (included herewith).

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

PLATO LEARNING, INC.
Dated: March 18, 2005	By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement, dated March 15, 2005, between the Company and John Murray (included herewith).